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                                    EXHIBIT 3



                                Voting Agreement


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                  ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.

                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of May 30, 2002, by and among LEXINGTON FUNDING LLC, A CALIFORNIA LIMITED
LIABILITY COMPANY (the "Key Holder"), the holder of the Capital Stock of ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC., a California corporation (the "Company"), and HOUSATONIC MICRO FUND SBIC, L.P., a Delaware limited partnership (the "Investor").

                                   WITNESSETH

         WHEREAS, the Key Holder and its affiliates are the beneficial owner of an aggregate of five hundred eighty-eight thousand and one (588,001) shares of the common stock of the Company (the "Common Stock"), three hundred ninety-nine and forty one-hundredths (399.40) shares (including accrued dividends thereon) of Series B Preferred Stock of the Company (the "Series B Preferred Stock");

         WHEREAS, the Investor is purchasing shares of the Company's Series C-1 Preferred Stock of the Company and Series C-2 Preferred Stock of the Company (including the conversion shares into which such shares of Preferred Stock may be converted collectively, the "Series C Preferred Stock"), pursuant to that certain Stock Purchase Agreement (the "Purchase Agreement") dated May 30, 2002, in connection with a preferred stock financing of the Company (the "Financing");

         WHEREAS, the Investor is also purchasing shares of the Company's Series C Preferred Stock;

         WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

         WHEREAS, in connection with the consummation of the Financing, the Company, the Key Holder and the Investor have agreed to provide for the future voting of their shares of the Company's capital stock as set forth below.

          Now, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1. VOTING.

         1.1 KEY HOLDER SHARES. The Key Holder agrees to hold all shares of voting capital stock of the Company registered in its name or beneficially owned by it as of the date hereof and any and all other securities of the Company acquired by the Key Holder (and registered in the Key Holder's name or beneficially owned by the Key Holder) in connection with the Purchase



                                       1.
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Agreement or otherwise after the date hereof (hereinafter collectively referred to as the "Key Holder Shares") subject to, and to vote the Key Holder Shares in accordance with, the provisions.

         1.2 INCREASE TO 1996 STOCK OPTION PLAN RESERVE. In connection with the Company's next annual meeting of shareholders, the Key Holder shall vote all of its Key Holder Shares to increase the current reserve of shares under the Company's 1996 Stock Option Plan by 4,500,000 shares.

         1.3 VOTE IN FAVOR OF ASSET SALE UPON EXERCISE OF OPTION. The Investor and certain holders of Series C Preferred Stock have the option exercisable for the 12 month period following the date hereof, exercisable beginning August 2, 2002 to purchase the assets of Company associated with the Boatracs division as set forth in the Purchase Agreement (the "Boatracs Option"). In the event that Investor exercises the Boatracs Option and the shareholders of the Company are requested to approve such sale, the Key Holder hereby agrees to vote all Key Holder Shares in favor of such sale.

         1.4 SUCCESSORS. Subject to the last sentence of this Section 1.4, the provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares. The Company shall not permit the transfer of any of the Key Holder Shares on its books or issue a new certificate representing any of the Key Holder Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Investor, as applicable. Following the vote by the Key Holder pursuant to Section 1.2 hereof, the Key Holder may dispose of an aggregate of twenty-five percent (25%) of Key Holder Shares held as of the date hereof by the Key Holder, free from the restrictions of this Section 1.4.

         1.5 OTHER VOTES. The Key Holder also hereby agrees to vote all Key Holder Shares to approve the transaction contemplated by the Series C Preferred Stock Purchase Agreement, by NASDAQ, or by applicable law.

         1.6 OTHER RIGHTS. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, the Key Holder shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares.

         1.7 SERIES B PREFERRED STOCK VOTES. Holders of Series B Preferred Stock shall vote their shares in a timely manner, consistent with the way in which the holders of a majority of the outstanding Series C Preferred Stock vote their shares, on all matters in which the holders of Series B Preferred Stock have the right to vote and in any action by written consent of shareholders. In order to ensure the foregoing, holders of Series B Preferred Stock shall consult with the Investor before each vote.

2. TERMINATION.

         2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:


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               (a) One year from the date of this Agreement; provided however, that in the event that the Investor exercises the Boatracs Option within the 12 months following the date hereof, such date shall be extended until the date upon which the vote approving such transaction actually occurs.

               (b) the date as of which a majority in interest of the holders of Series C Preferred Stock terminate this Agreement by written consent.

3. MISCELLANEOUS.

         3.1 OWNERSHIP. The Key Holder represents and warrants to the Investor and the Company that (a) the Key Holder or its affiliates now own the Key Holder Shares, free and clear of liens or encumbrances, and have not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) the Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, the Key Holder enforceable in accordance with its terms.

         3.2 SPECIFIC PERFORMANCE. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

         3.3 GOVERNING LAW. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California as such laws apply to agreements among California residents made and to be performed entirely within the State of California.

         3.4 AMENDMENT OR WAIVER. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (i) the Investor and (ii) the Key Holder. Any amendment or waiver so effected shall be binding upon each of the parties hereto and any successor of any such party.

         3.5 SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         3.6 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assign, administrators, executors and other legal representatives.



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         3.7 ADDITIONAL SHARES. In the event that subsequent to the date of this
Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares for purposes of this Agreement.

         3.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

         3.9 WAIVER. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

         3.10 ATTORNEY'S FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         3.11 NOTICES. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be delivered to the address of the Key Holder at:
_________________________________________________________

         3.12 ENTIRE AGREEMENT. This Agreement, along with the Purchase Agreement and each of the Exhibits thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]




                                       4.
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         IN WITNESS WHEREOF, the parties hereto have executed this VOTING
AGREEMENT as of the date first above written.



KEY HOLDER:                            INVESTOR:


LEXINGTON FUNDING LLC                  HOUSATONIC MICRO FUND SBIC, L.P.



/s/ Harvey Gettleson                   BY:
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    Harvey Gettleson                       JOSEPH M. NIEHAUS
                                           MEMBER




                                VOTING AGREEMENT

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         IN WITNESS WHEREOF, the parties hereto have executed this VOTING
AGREEMENT as of the date first above written.



KEY HOLDER:                            INVESTOR:


                                       HOUSATONIC MICRO FUND SBIC, L.P.



                                       BY:/s/ JOSEPH NIEHAUS
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                                           JOSEPH M. NIEHAUS
                                           MEMBER




                                VOTING AGREEMENT